EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 filed on December 13, 2016, as amended by Post-Effective Amendment No. 1 filed on November 21, 2018 (File No. 333-215075), the Registration Statement on Form S-8 filed on September 21, 2020 (File No. 333-248932) and the Registration Statement on Form S-3 filed on December 18, 2020, as amended by Amendment No. 1 filed on March 17, 2021 (File No. 333-251459), of our report dated July 13, 2021 on the consolidated financial statements of Aspen Group, Inc. as of and for the years ended April 30, 2021 and 2020, which report is included in the Annual Report on Form 10-K of Aspen Group, Inc. for the year ended April 30, 2021.

/s/ Salberg & Company, P.A.
_____________________________
SALBERG & COMPANY, P.A.
Boca Raton, Florida
July 13, 2021